EX-99.B(d)(2)(iii)

Appendix A

Diversified Bond Fund

Diversified Equity Fund

Diversified Small Cap Fund

Growth Balanced Fund

Growth Equity Fund

Large Company Growth Fund

Moderate Balanced Fund

Small Company Growth Fund

Small Company Value Fund

Strategic Growth Allocation Fund

Strategic Income Fund

Tactical Maturity Bond Fund

Approved by Board of Trustees: October 24, 2000, August 7, 2001, November 6, 2001, November 27, 2001 (to change the name of the Positive Return Bond Fund to Tactical Maturity Bond Fund), and December 23, 2001 (to change the name of the Aggressive Balanced-Equity Fund to the Strategic Growth Allocation Fund).

Most Recent Annual Approval Date: May 18, 2004.